EXHIBIT 21.1


Subsidiaries of Dime Community Bancshares, Inc. - The following are the significant subsidiaries of Dime Community Bancshares, Inc.

Name:     The Dime Savings Bank of Williamsburgh

Jurisdiction of incorporation: United States of America

Names under which it does business:

          The Dime Savings Bank of Williamsburgh

Subsidiaries of The Dime Savings Bank of Williamsburgh - The following are the significant subsidiaries of The Dime Savings Bank of Williamsburgh.

Name:     DSBW Preferred Funding Corporation

Jurisdiction of incorporation: Delaware

Names under which it does business:

          DSBW Preferred Funding Corporation

Name:     Havemeyer Equities, Inc.

Jurisdiction of incorporation: New York

Names under which it does business:

          Havemeyer Equities, Inc.

Name:     Havemeyer Brokerage Corporation

Jurisdiction of incorporation: New York

Names under which it does business:

          Havemeyer Brokerage Corporation

The remaining subsidiaries, which are all direct or indirect subsidiaries of The Dime Savings Bank of Williamsburgh would not, when considered in the aggregate as a single subsidiary, constitute a significant subsidiary as defined in 17 C.F.R. 210.1-02 (v) Rule 1-02(v) of Regulation S-X as of June 30, 1998. For a description of the Registrant's subsidiaries, see Item 1 of "Business" of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.